Exhibit 10.25
TRANSLATION
Instrument No. 8,000
In Mexico City, Federal District, on this 11 day of July, 2007, Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte (the “Bank”), represented herein by Messrs. Ricardo Reyes Hernández and Antonio Fernández Montero, acting in their capacity as joint and several attorneys-in-fact, and Maxcom Telecomunicaciones, S.A. de C.V. (the “Borrower”), represented herein by Messrs. Adrián Aguirre Gómez and Jorge Antonio Solbes Alvarez, appeared before me, Francisco Castellanos Guzmán, Esq., Public Broker No. 20 in and for the Federal District, duly authorized by the Ministry of Economy, in order to formalize a Credit Line Agreement, in accordance with the following representations and clauses:
Representations
1. Borrower represents that it has requested a Credit Line to Bank, up to the amount referred to in Clause 1 (Credit) hereof, in order to buy telecommunications equipment.
2. Borrower represents that it is a party, as settlor, to the Irrevocable Trust Agreement No. 207357, which was executed to be utilized as a payment means with HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Trust Division, as Trustee, and pursuant to which Bank is designated trust beneficiary in the first place (the “Trust”); and that this Trust shall be utilized as an alternative source of payment for this credit.
Clauses
1. Credit.
Bank hereby opens to Borrower a Credit Line up to ten million US dollars ($10’000,000.00), available in the equivalent amount thereof in pesos, lawful currency of the United Mexican States on the corresponding disbursement date.
Interest, fees and other expenses to be paid by Borrower under this Agreement are not included in the aforementioned credit line.
2. Disbursements.
Borrower shall disburse the credit hereby granted to it in one or more disbursements to be made in Mexican pesos, by executing and delivering promissory notes in favor of Bank, provided that such disbursements shall be made by Borrower no later than December 31, 2007.
The aforementioned disbursements shall be subject to: (i) completion of an amendment to the Trust by Borrower in order to designate Bank as trust beneficiary in the first place, in form satisfactory to Bank; and (ii) delivery to

Bank by the Trustee under the Trust of a certificate evidencing the designation of Bank as trust beneficiary in the first place, in form satisfactory to Bank.
3. Purpose of the Credit.
Borrower agrees to invest the credit precisely for the purposes referred to in Representation 1 of this Agreement.
4. Term.
The term of this Agreement is sixty (60) months from the date on which the first disbursement of the credit is made.
5. Repayment.
The Credit shall be repaid by Borrower at the domicile of Bank in eight (8) semi-annual consecutive and equal installments, each of them in an amount equivalent to one eighth (1/8) of the total disbursed amount, payable on the last day of each six-month period, provided that the first payment of principal shall be made on the eighteenth month following the date on which the first disbursement of the credit is made.
6. Interest.
Borrower agrees to pay to Bank interest on the outstanding balance of disbursed principal, which interest shall accrue on a monthly basis at a rate equal to the sum of two (2) basis points and the 28-Day Inter-bank Interest Rate of Equilibrium (“TIIE”), or any other TIIE replacing such 28-Day TIIE, as determined by the Central Bank of Mexico (Banco de México) and published in the Official Gazette of the Federation on business days, as provided for in Ruling 2019/95 of such central bank, as amended, corresponding to the average of the twenty eight (28) calendar days immediately preceding the starting date of each of the periods in which interest is to be paid; provided that regarding non-business days in which no TIIE is published, the rate published in the immediately preceding business day shall be utilized, and that each disbursement shall be documented by means of the promissory note(s) referred to in Clause 2 (Disbursements) hereof.
The parties agree that the certification made by the Public Accountant of Bank shall be binding and final, unless otherwise evidenced, as to the corresponding amounts related to the determination of TIIE utilized as reference in obtaining the agreed rate; or the corresponding amounts related to the yields of CETES or the calculation of CPP for liabilities denominated in Pesos referred to in Clause 7 (Replacement Reference Rate) below if TIIE is no longer available.
Interest shall be calculated on the basis of a 360-day year and accrue on the outstanding balance

Interest shall be paid in monthly arrears, on the last day of each month, on the maturity dates set forth in the respective promissory not or letter of credit, as agreed to by the parties when making the disbursement.
The parties expressly agree that, if for any reason, Bank fails to apply the interest rate established in this clause Bank shall be entitled to make the necessary adjustments or amendments, which shall become retroactively effective as of such months in which the corresponding amendment did not take place.
If Borrower becomes obliged to pay the Value Added Tax, in accordance with the Value Added Tax Act, on any interest accrued under this clause, Borrower shall pay such tax to Bank together with the aforementioned interest.
7. Replacement Reference Rate.
The parties agree that if the Central Bank of Mexico (Banco de México) suspends or cancels the release of the aforementioned TIIE, the annual interest rate to be applied thereafter shall be any of the following interest rates, in the order established herein below:
One: An annual rate equal to the sum of two (2) basis points and the CPP for liabilities denominated in Pesos that the Central Bank of Mexico (Banco de México) deems representative for the Commercial Banks and publishes on a monthly basis in the Official Gazette of the Federation, in accordance with Ruling 2019/95, as amended, taking into account the CPP effective on the date on which each of the periods in which interest is to be paid starts.
If CPP is not published in any of the months referred to in the preceding paragraph, CPP published for the month preceding the month in which CPP is no longer published shall be taken into account.
If CPP is no longer published, the following interest rate shall apply:
Two: An annual rate equal to the sum of two basis points (2) and the arithmetical average of 28-Day CETES, or any other CETES replacing such 28-Day CETES, in primary placement, regularly published in the newspapers with the widest circulation in the country during the last four weeks preceding the date on which such interest is to be paid.
If 28-Day CETES are not published in any of the weeks referred to in the preceding paragraph, CETES published for the week preceding or succeeding the week in which CETES are no longer published shall be taken into account, whichever is higher, at Bank’s discretion.
The applicable replacement interest rate shall be inserted in the promissory note(s) and the Letter(s) of Credit referred to in Clause 2 (Disbursements) hereof.

The provisions of this clause shall further apply to the moratorium interest rate, provided that, in such case, the moratorium interest rate shall be equal to the rate resulting from multiplying (i) the sum of the basis points that Bank and Borrower agree at the time in which each disbursement is made and the replacement rate obtained on the date on which the payment is made, by (ii) two (2).
8. Moratorium Interest.
If Borrower fails to timely pay any amount owed by it hereunder, moratorium interest shall accrue on such outstanding and unpaid amount from the due date thereof until the date on which the same is paid in full, at an annual interest rate equal to the rate resulting from multiplying the interest rate to be applied in accordance with Clause 6 (Interest) above on the date on which payment is made by two (2).
Borrower shall pay such moratorium interest to Bank at the domicile of Bank.
If Borrower becomes obliged to pay the Value Added Tax, in accordance with the Value Added Tax Act, on any moratorium interest accrued under this clause, Borrower shall pay such tax to Bank together with the aforementioned moratorium interest.
9. Prepayments.
Borrower may prepay the credit, in whole or in part, and interest thereon, provided that in both cases Borrower shall pay to Bank an amount equal to zero percent (0%) of the prepaid amount. Such amount shall be paid simultaneously with the prepaid amount. Any partial prepayment of the disbursed credit shall be allocated in the following order of priority: interest accrued on the corresponding disbursements of the credit; and principal; provided that if any amounts remain outstanding, other than principal, the prepayment shall be allocated in the following order of priority: expenses, fees, moratorium interest, interest and principal, in accordance with Article 364 of the Commercial Code.
If Borrower becomes obliged to pay the Value Added Tax, in accordance with the Value Added Tax Act, on any of the aforementioned amounts, Borrower shall pay such tax to Bank together with the aforementioned amounts.
10. Structuring Fee.
Borrower shall pay to Bank, at the domicile referred to in Clause 5 (Repayment) hereof, a structuring fee equal to zero point seventy five percent (0.75%) of the total amount of the credit, which shall be paid on the date on which the first disbursement of the credit is made.
If Borrower becomes obliged to pay the Value Added Tax, in accordance with the Value Added Tax Act, on the aforementioned fee, Borrower shall pay such tax to Bank together with the aforementioned fee.

11. Business Day Adjustment.
If the maturity date for any amount of principal, interest or any other amount owed under this Agreement or the notes is not a banking business day, the corresponding payment shall be made on the banking business day that immediately succeeds such original maturity date at the domicile of Bank.
12. Checking Account.
Without prejudice to any other clauses of this Agreement relating to the obligation of Borrower to make payments at the domicile of Bank, Borrower hereby authorizes Bank to debit any amounts of principal, interest and other accessories, as well as any charge or legal or contractual consideration due under this Agreement and in accordance with applicable laws from the Checking Account No. 0192-174556 at Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte, Santa Fe Branch, provided that enough funds exist for such purpose. Bank shall be entitled but not obliged to debit such amounts, and therefore, Borrower is not released from its payment obligations in favor of Bank.
13. Inspectors.
Bank shall be at all times entitled to designate one or more inspectors to verify the exact performance of the obligations of Borrower under this Agreement. Any compensation for the inspectors and expenses arising from their activities shall be borne by Borrower, by reimbursing to Bank any such amounts on the date on which Bank requests the same. Borrower further agrees to assist inspectors, as necessary, to enable them to perform their duties and obligations. Any discrepancy arising between inspectors and Borrower shall be finally settled by Bank.
14. Alternative Source of Payment.
Without prejudice to the payment obligations of Borrower derived from this Agreement, Borrower shall take any actions necessary to designate Bank as Trust Beneficiary in the First Place under the Trust referred to in Representation 2 hereof, within a thirty-day period from the execution date of this Agreement, in form satisfactory to Bank. Such Trust is to be utilized as an alternative source of payment with respect to this credit, provided that Bank shall become a Trust Beneficiary in the First Place under the same.
Any cash flows forming part of the trust assets of the Trust shall be utilized as an alternative source of payment for this credit, upon the terms established therein, and therefore, any payment made by the Trust to Bank, in its capacity as Trust Beneficiary in the First Place, shall be allocated for repaying the credit up to the total corresponding amount of principal and interest.
If Trustee makes no payment to Bank, in its capacity as Trust Beneficiary in the First Place, or the payments made by Trustee are not enough to repay the outstanding balance of the principal amount of the credit or interest accrued thereon, Borrower shall continue obliged to pay the outstanding balance of the credit, plus interest accrued thereon, and court expenses and fees, if any.
If the payments made by Trustee to Bank, in its capacity as Trust Beneficiary in the First Place, are not enough to repay the corresponding due amounts, such amount shall be allocated in the following order of priority: moratorium interest, if any, interest, and principal.
Consequently, Borrower may not transfer, sell or assign in any manner whatsoever the assets and rights that form part of the trust assets of the Trust, without the prior written consent of Bank.
15. Affirmative Covenants of Borrower.
Unless otherwise authorized in writing by the legal representatives of Bank, Borrower shall:
a) Provide Bank with information and documentation relating to the operation of the company, whenever Bank requests so, but in any case within a 15-calendar-day period from the date on which such request is made. If Borrower is a publicly traded company, in Mexico or abroad, the requested information and the period within which the same is to be provided shall comply with any laws applicable to Borrower in its capacity as issuer, provided that, in any case the information shall be provided within a 10-calendar-day period from the date on which such information must be provided in accordance with applicable laws.
b) Provide Bank with annual financial statements audited for financial (not tax) purposes by an authorized Public Accountant, if obliged to do so, within a 180-calendar-day period from the closing of the fiscal year. If Borrower is a publicly traded company, in Mexico or abroad, the financial statements and the period within which the same are to be provided shall comply with any laws applicable to Borrower in its capacity as issuer, provided that, in any case the information shall be provided within a 10-calendar-day period from the date on which such information must be provided in accordance with applicable laws.
c) Provide Bank with internal financial statements and the respective analytical notes thereto, including a breakdown of the liabilities (mentioning guarantees and bonds granted and any other contingent liability) duly signed by Borrower, or, as applicable, its legal representative duly vested with powers to administer property, within a 45-calendar-day period from the closing of each quarter. If Borrower is a publicly traded company, in Mexico or abroad, the financial statements and the period within which the same are to be provided shall comply with any laws applicable to Borrower in its capacity as issuer, provided that, in any case the information shall be provided within a 10-calendar-day period from the date on which such information must be provided in accordance with applicable laws.
d) Maintain valid and effective any rights and franchises necessary to operate the company; and keep accounting records in accordance with Mexican GAAP.

e) Obtain any licenses, authorizations or permits required by Borrower in order to perform its obligations derived from this Agreement and comply with applicable laws and regulations whose violation or breach may have a material adverse effect on the capability of Borrower to perform its obligations derived from this Agreement. Borrower shall timely pay any taxes imposed or levied on it and any quotas of the Mexican Social Security Institute, the Retirement Savings System and the Workers Housing Savings Fund, excluding any tax contributions and/or quotas contested by Borrower in good faith through applicable procedures.
f) Provide Bank with a Xerox copy of any public instrument containing amendments to its by-laws, within a 15-calendar-day period from the date on which the same is formalized.
g) Obtain and maintain insurance for its insurable assets during the term of the credit, provided that Borrower shall evidence the same by submitting copies of the corresponding insurance policies and payment receipts for the respective insurance premiums. Borrower hereby authorizes Bank to verify with the corresponding Insurance Company the existence of the insurance, the insured assets, the sums insured and the paid premiums.
16. Negative Covenants of Borrower.
Unless otherwise authorized in writing by the legal representatives of Bank, Borrower shall not:
Modify any conditions agreed to with financial creditors of Borrower existing as of the execution date of this Agreement in respect of the granting of guarantees, the granting of additional guarantees and the financial conditions, in any manner that may increase the obligations of Borrower.
17. Events of Default.
Bank shall be entitled to accelerate payment of the credit and interest thereon, without requiring any prior action or procedure, upon failure of Borrower to perform any of its obligations derived from this Agreement, or occurrence of any other event established in applicable laws, or should any of the following events occur without the prior written consent of the legal representatives of Bank:
a) If any representation made by Borrower under this Agreement or at any time thereafter turns to be false or misleading, which representation shall have materially induced Bank, at Banks discretion, to grant the credit, or if Borrower shall have failed to provide any data or information to Bank that, if provided, would have resulted in the denial of the credit.
b) If Borrower fails to make, in whole or in part, any of the payments to be made by it under this Agreement, whether in respect of principal, interest, fees, expenses or other accessories.
c) If Borrower is adjudged bankrupt or insolvent.

d) If (i) the current controlling shareholders of Borrower no longer hold title to the shares issued by Borrower, or (ii) the current shareholding percentages are reduced, and as a result of such reduction such shareholders lose control of Borrower, even in case Borrower becomes a publicly traded company in Mexico or abroad (excluding testamentary or non-testamentary transfers upon decease of the respective shareholders).
e) If Borrower is transformed, merged, spun-off, dissolved or liquidated, unless with the prior written consent of Bank, which consent shall not be withheld by Bank without having a justified cause.
f) If Borrower carries out any sale or transfer, or creates an interest in, or leases or grants in commodatum, or encumbers through any legal means, ten percent (10%) or more of its fixed assets, provided that such percentage shall not apply in respect of any assets acquired with the proceeds of the credit that secure the repayment thereof; or if the fixed assets utilized for operating the company of Borrower are seized, or subject to any lien or encumbrance created, by third parties.
g) If Borrower fails to comply with any of the affirmative or negative covenants derived from this Agreement.
h) If Borrower fails to perform any of its obligations derived from any other credit or loan granted by Bank or any other commercial bank, or in general, any other term obligation of Borrower in favor of Bank or other Financial Institution is accelerated, in any amounts exceeding the sum of five million pesos (MXP 5’000,000.00) in the aggregate.
i) If Borrower utilizes the credit for any purpose other than the purposes established herein.
j) If Borrower fails to follow any instructions, or in any other manner hampers the activities of, or fails to pay the fees of, the inspectors that Bank is entitled to designated under this Agreement.
k) If Borrower changes or suspends its corporate activities.
l) If Borrower reduces its capital stock.
m) If Borrower reduces its stockholders’ equity, excluding the payment of dividends up to an amount equal to fifty percent (50%) of the profits obtained during the immediately preceding fiscal year.
n) If Borrower pays dividends to its shareholders in any amount equal to, or higher than, fifty percent (50%) of the profits of the immediately preceding fiscal year.
o) If Borrower grants loans or credits, or creates guarantees or securities (including under trust schemes), in favor of third parties or its subsidiaries,

affiliates, holding companies, related companies, or companies that form part of its own group, unless if granted or created in the ordinary course of business.
p) If Borrower grants any guarantees, bonds or other guarantee or security in respect of its industrial unit, machinery, equipment or otherwise assets in order to guarantee or secure third-party obligations (excluding any guarantees, bonds or securities already existing as of the date hereof), unless such assets are prior transferred or mortgaged in favor of Bank.
18. Acts of God and Force Majeure Events.
Borrower agrees to perform its obligations derived from this Agreement even upon occurrence of an Act of God or force majeure event, in accordance with Article 2111 of the Federal Civil Code (Código Civil Federal).
19. Credit Suspension and Cancellation; Early Termination.
Bank expressly reserves the right to suspend or cancel the credit or the disbursement period within which Borrower may disburse the same, or both at once or earlier terminate this Agreement at any time, by giving a written notice to Borrower.
20. Waiver.
No failure or delay of Bank to exercise its rights derived from this Agreement shall be construed as a waiver thereof. No individual or partial exercise by Bank of its rights derived from this Agreement shall preclude any other power or right.
21. Headings.
The headings of the clauses of this Agreement are only for reference purposes and do not define or limit the content thereof. Any construction of the representations and clauses of this Agreement shall be based upon the content thereof exclusively.
22. Assignment.
Bank shall be at all times entitled to assign, or grant participations in respect of, its rights derived from this Agreement, in whole or in part.
23. Taxes and Expenses.
Any payments to be made by Borrower under this Agreement shall be made free from any deduction of taxes and contributions of any type. If Borrower is obliged to withhold any amounts in accordance with applicable laws on account of taxes, duties or contributions in respect of any amounts to be paid to Bank, Borrower shall pay to Bank any additional amounts, as necessary, so that any amounts received by Bank under this Agreement (which shall include but not be limited to fees and interest) are equal, after making such withholdings, to the amounts that Bank would have received had such payments been made subject to no withholding.
Any expenses, duties, taxes or contributions accrued in drafting, executing, delivering, registering, changing, amending and managing this credit, including, without limitation, notary public or broker fees involved therein, and fees of legal counsels for Bank, shall be borne by Borrower.
If Banks needs to pay any such amounts, Borrower shall immediately reimburse the same to Bank, for which purpose, Borrower hereby expressly authorizes Bank to debit such amounts from the checking account opened by Borrower at Bank referred to in Clause 12 (Checking Account) above.
No charges, fees or expenses shall be collected by Bank other than those established in this Agreement.
24. Notices.
Any notices and communications to be given by Bank and Borrower under this Agreement shall be given at the following addresses:
If to Bank:
Torre Banorte Santa Fe
Avenida Prolongación Reforma No. 1230
Piso 6
Colonia Cruz Manca
05300 México, D.F.
If to Borrower:
Guillermo González Camarena No. 200
Colonia Centro Santa Fe
México, D.F.
Any notices and communications, whether judicial or not, given at the aforementioned address of Borrower shall be deemed effectively and validly given, as long as Borrower notifies no change of address to Bank in writing.
25. Payment Means and Dates.
Any payments made by Borrower shall be allocated as follows:

Payment Means	Date on Which Payment is Credited

(i) Cash	On the same day.

(ii) Check	a) On the same day, if issued against an account opened at Bank

b) No later than the next banking business day, if issued against an account opened at other bank and deposited no later than 4:00 p.m.; or no later than the second banking business day following the deposit, if issued against an account opened at other bank and deposited after 4:00 p.m.

(iii) Automatic Charge	a) On such dated agreed to with Borrower.

b) On the due payment date.

(iv) Wire Transfers	a) On the same day, if made through any of the SPEUA or SPEI systems.

b) On the same day, if the funds are transferred within the same Bank.

c) No later than the next banking business day, if the funds are transferred from other bank.

26. Jurisdiction.
For everything relating to the construction, performance and enforcement of this Agreement, the parties submit to the jurisdiction of the courts sitting in Mexico City, Federal District, or Monterrey, Nuevo León, at the discretion of the plaintiff, hereby waiving any other jurisdiction they may be entitled to by reason of their domicile.
CAPACITY AND AUTHORITY
The individuals appearing before me evidenced the legal capacity and authority of their principals and the powers vested in them, by means of the certification of documents enclosed to this instrument as Exhibit 1, whose originals were shown to me; and stated that the powers vested in them by means of such documents have not been revoked or modified in any manner whatsoever.
CERTIFICATIONS
I, Francisco Castellanos Guzmán, Public Broker No. 20 in and for the Federal District, hereby CERTIFY:
a) That all the documents referred to in this instrument were shown to me, and returned to the individuals appearing before me.
b) That the individuals appearing before me, stated to be: Antonio Fernández Montero, a Mexican citizen, born in Mexico City, Federal District, on the 17th day of November, 1957, married, banking officer, addressed at Avenida Prolongación Reforma No. 1230, Piso 10, Colonia Cruz Manca Santa Fe, Delegación Cuajimalpa, Mexico City, Federal District; Ricardo Reyes Hernández, a Mexican citizen, born in Veracruz, Veracruz, on the 20th day of

April, 1965, married, banking officer, addressed at the same place referred to above; Adrián Aguirre Gómez, a Mexican citizen, born in Mexico City, Federal District, on the 31st day of December, 1950, married, public accountant, addressed at Guillermo González Camarena No. 2000, Col. Centro de Ciudad Santa Fe, Mexico City, Federal District; and José Antonio Solbes Alvarez, a Mexican citizen, born in Mexico City, Federal District, on the 28th day of March, 1966, married, public accountant, addressed at Guillermo González Camarena No. 2000, Col. Centro de Ciudad Santa Fe, Mexico City, Federal District; who stated that their principals have legal capacity and authority, and that the powers vested in them have not been revoked or modified in any manner whatsoever.
c) That I verified the identity of the individuals appearing before me, provided that I am personally acquainted with Messrs. Ricardo Reyes Hernández and Antonio Fernández Montero, whom I deem legally capable to execute this instrument; and provided further that I am not personally acquainted with Messrs. José Antonio Solbes Alvarez and Adrián Aguirre Gómez, and therefore they identified themselves by means of the documents enclosed to this instrument as Exhibit 2.
d) That Messrs. José Antonio Solbes Alvarez and Adrian Aguirre Gómez showed to me the certificate that evidences the renovation of the registration of their principal with the National Foreign Investment Registry, a copy of which is enclosed to this instrument as Exhibit 3.
e) That I read, explained and informed the legal value and consequences of this document to the individuals appearing before, who stated to be in agreement with, and executed, the same on the ___day of July, 2007, date on which I permanently authorize the same since all the applicable legal requirements were met. I ATTEST.